Exhibit 99.2

United Bancshares, Inc.

Quarterly Report

June 30, 2019

Shareholders, Clients and Team Members:

I am pleased to report on your Company’s continued successes in 2019.  Those successes include reporting income before taxes of approximately $4.9 million, return on average tangible equity of 15.16% and return on average assets of 0.97%.  Additionally, the Board of Directors declared a second quarter 2019 $0.13 per share dividend, an 8.3% increase as compared to the second quarter of 2018.

During the first half of 2019, we continued the execution of our strategic initiatives to further improve the value of your investment.   During that six month period those efforts lead to positive results including increased deposit and loan balances of 3.4% and 2.0%, respectively.  Those increases led to a 2.3% increase in net interest income despite a very challenging interest rate environment.

In addition to continued balance sheet and marginal income growth, your Company continues efforts into further development of our residential and governmental loan originations as part of our strategic plan.  During the first six months of 2019, these two initiatives not only generated significant growth in gain on loan sales, but also provided opportunities to develop long-term relationships with clients.

The continued accomplishments of your Company is the undeniable result of the ongoing efforts of the Company’s dedicated team members and Board of Directors in implementing our Strategic Plan. Their efforts and our strong corporate values of respect for and accountability to our shareholders, clients, colleagues, and communities are the foundation for the continued success of your Company.

As always, we greatly appreciate your continued support and the trust you have placed in us.

Respectfully,

Brian D. Young

President & CEO

United Bancshares, Inc.

and Subsidiaries

Financial Information (unaudited)	Six months ended June 30, 2019	Six months ended June 30, 2018
	(dollars in thousands, except per share data)
Condensed Statement of Income
Interest income	$18,456	$16,451
Interest expense	4,276	2,594
Net interest income	14,180	13,857
Provision for loan losses	250	200
Net interest income after provision for loan losses	13,930	13,657
Non-interest income	5,641	4,411
Non-interest expenses	14,714	13,350
Income before income taxes	4,857	4,718
Provision for income taxes	758	719
Net income	$4,099	$3,999

Average common shares outstanding (basic)	3,270,522	3,268,083

PER COMMON SHARE
Net income	$1.25	$1.22
Book value	$26.92	$23.36
Tangible book value (non-GAAP)*	$17.91	$15.33
Closing price	$20.17	$22.00

FINANCIAL RATIOS
Return on average assets	0.97%	1.02%
Return on average tangible equity (non-GAAP)	15.16%	16.42%
Net interest margin	3.81%	4.02%
Efficiency ratio	72.93%	71.68%
Loans (including held for sale) to deposits	84.54%	85.19%

PERIOD END BALANCES

	As of June 30, 2019	As of June 30, 2018
Assets	$855,412	$807,784
Loans, gross	$572,594	$539,535
Deposits	$689,158	$641,228
Shareholders' equity	$88,054	$76,352

Common shares outstanding	3,270,635	3,268,111

*  Tangible book value per share is calculated by dividing tangible equity by average shares outstanding.

Reconciliation of shareholders' equity to tangible equity
	June 30, 2019	June 30, 2018
Shareholders' equity	$88,054	$76,352
Less goodwill and other intangibles (a)	29,490	26,242
Tangible common equity	$58,564	$50,110
Average Shareholders' equity	$83,590	$74,995
Less average goodwill and other intangibles (a)	29,525	26,276
Average tangible common equity	$54,065	$48,719

(a)  Goodwill and other intangibles for the June 30, 2019, as compared to the June 30, 2018, period includes the impact of the $3.4 million goodwill adjustment made in August 2018 as a result of a review of the accounting and tax implications of the September 2017 Benchmark Bancorp, Inc. transaction.

UNITED BANCSHARES, INC.

DIRECTORS Robert L. Benroth Herbert H. Huffman H. Edward Rigel David P. Roach	Daniel W. Schutt – Chairman R. Steven Unverferth Brian D. Young

OFFICERS

Brian D. Young - President/CEO

Heather M. Oatman - Secretary

Stacy A. Cox – Chief Financial Officer

THE UNION BANK COMPANY

DIRECTORS

Robert L. Benroth Anthony M.V. Eramo Herbert H. Huffman Kevin L. Lammon William R. Perry	H. Edward Rigel David P. Roach Carol R. Russell Daniel W. Schutt R. Steven Unverferth
Brian D. Young - Chairman/President/CEO

INVESTOR MATERIALS:

United Bancshares, Inc. has traded its common stock on the NASDAQ Markets Exchange under the symbol “UBOH” since March 2001. Annual and quarterly shareholder reports, regulatory filings, press releases, and articles about United Bancshares, Inc. are available in the Shareholder Information section of our website www.theubank.com or by calling 1-800-837-8111.

Locations

1300 N. Main St.

Bowling Green, OH 43402

419-353-6088

100 S. High St.

Columbus Grove, OH 45830

419-659-2141

101 Progressive Dr.

Columbus Grove, OH 45830

419-659-4250

30 Coal Bend

Delaware, OH 43015

740-549-3400

114 E. 3rd St.

Delphos, OH 45833

419-692-2010

1500 Bright Rd.

Findlay, OH 45840

419-424-1400

461 Beecher Road

Gahanna, OH 43230

614-269-4400

230 W. Madison St.

Gibsonburg, OH 43431

419-637-2124

110 E. North St.

Kalida, OH 45853

419-532-3366

318 S. Belmore St.

Leipsic, OH 45856

419-943-2171

1410 Bellefontaine Ave.

Lima, OH 45804

419-229-6500

3211 Elida Rd.

Lima, OH 45805

419-331-3211

701 Shawnee Rd.

Lima, OH 45805

419-228-2114

111 S. Main St.

Marion, OH 43302

740-387-2265

220 Richland Rd.

Marion, OH 43302

740-386-2171

245 W. Main St.

Ottawa, OH 45875

419-523-2265

132 E. Front St.

Pemberville, OH 43450

419-287-3211

468 Polaris Parkway

Westerville, OH 43082

614-269-4402